Exhibit 99.1

News Release

ACI Worldwide, Inc. Reports Financial

Results for the Quarter Ended June 30, 2012

OPERATING HIGHLIGHTS

•	Reaffirmation of full year guidance for non-GAAP Operating Income and Adjusted EBITDA

•	Q2 GAAP revenue impacted by foreign exchange, deferred revenue adjustment from purchase accounting and timing of go-live events

•	S1 integration ahead of schedule

•	Unveiled combined product roadmaps to market and customers

•	Total acquisition-related cost synergies now identified at $53 million in savings; $48 million in annualized run rate savings to be achieved by end of 2012

•	Repurchased approximately 962,000 shares for $38 million in the quarter

(NAPLES, FL — July 26, 2012) — ACI Worldwide, Inc. (NASDAQ:ACIW), a leading international provider of payment systems, today announced financial results for the period ended June 30, 2012. We will hold a conference call on July 26, 2012, at 8:30 a.m. EST to discuss this information. Interested persons may also access a real-time audio broadcast of the teleconference at www.aciworldwide.com/investors.

“We are very satisfied with our integration efforts of S1 during the last quarter and a half. We delivered on the initial cost synergies of $33 million and are progressing against an additional $20 million in planned synergies related to facilities consolidation and IT infrastructure rationalization. We expect that this second phase of identified margin improvements will enable us to achieve a more profitable 2013 and beyond,” said Chief Executive Officer Philip Heasley. “Importantly, the quarter also included critical customer and industry events in June in which we unveiled our combined product roadmaps. Today ACI offers the most comprehensive suite of solutions to address the complex needs of the global payments marketplace,” continued Mr Heasley.

FINANCIAL SUMMARY

2012 Guidance

We are reiterating our 2012 full year guidance for non-GAAP Operating Income and Adjusted EBITDA ranges of $99-104 million and $165-170 million respectively. We are revising our revenue range to reflect both foreign exchange movement year-to-date as well as incremental purchase accounting adjustments. Hence, guidance for the calendar year is as follows: GAAP Revenue to achieve a range of $683-693 million, non-GAAP Operating Income of $99-104 million and Adjusted EBITDA of $165-170 million. Guidance for the year excludes $31 million of acquisition related fees; inclusive of $16 million of professional fees and transaction-related expenses largely incurred in the first quarter as well as $15 million of facilities and IT infrastructure related costs identified during the second quarter.

Acquisition Synergies

Upon full implementation, ACI anticipates annualized savings of $53 million from the cost synergies effected. We expect to achieve an annualized run rate of $48 million in savings by the end of 2012 and attain an annualized run rate of $53 million in savings by the end of 2013. Year to date, ACI has spent $22.6 million on SG&A, Facilities and IT rationalization and anticipates spending a further $8.4 million on facilities and IT infrastructure exit costs during calendar year 2012.

Sales

Sales bookings in the quarter totaled $156.2 million. In the prior-year quarter sales bookings were $147.0 million. S1 contributed $39.2 million to sales in the quarter. ACI organic sales variance is related to timing of large term extensions. Sales and projects were impacted during the quarter by customers waiting to make purchasing decisions pending the release of our combined product strategy that was unveiled in June.

Backlog

Excluding negative foreign exchange translation of $23.5 million, 60-month backlog grew $12.8 million in the quarter. 60-month backlog as of June 30, 2012 was $2.306 billion. 12-month backlog decreased $12 million to $570 million as compared to $582 million at March 31, 2012. 12-month backlog was reduced by $6.2 million due to foreign exchange movements in the quarter.

Revenue

GAAP revenue increased to $149.8 million or an increase of $36.4 million, or 32%, over prior-year quarter. The acquisition of S1 Corporation contributed $43.1 million of revenue in the second quarter. Organic revenue decreased as compared to prior-year quarter primarily due to the following factors: timing of non-recurring license and services revenue of approximately $10.0 million pushed out to the second half of the year as well as a $3.0 million reduction due to foreign currency movements. Non-GAAP revenue increased $46.1 million, or 41%, over prior-year quarter. Non-GAAP revenue excludes the impact of $9.6 million of deferred revenue that would have been recognized in the normal course of business by S1 but was not recognized due to GAAP purchase accounting requirements.

Operating Expenses

Excluding $7.6 million of S1 acquisition related one-time expenses related for IT-related infrastructure exit costs and severance expense, operating expenses increased $47.1 million compared to the prior year quarter due to the addition of $45.0 million of S1 expenses inclusive of $4.0 million of intangibles amortization. Total GAAP operating expenses for the quarter were $157.7 million.

Operating Income/Loss

Consolidated GAAP operating loss was $7.9 million for the quarter. Non-GAAP operating income decreased $1.0 million, or 10%, compared to the prior-year quarter. Non-GAAP operating income excludes the $9.6 million deferred revenue adjustment due to purchase accounting as well as the impact of $7.6 million of one-time expenses related to IT-related infrastructure exit costs and severance.

Adjusted EBITDA

Adjusted EBITDA increased to $25.7 million, an improvement of $5.8 million, or 29%, compared to the prior year quarter. Adjusted EBITDA excludes the impact of $9.6 million of deferred revenue that would have been recognized in the normal course of business by S1 but was not recognized due to GAAP purchase accounting requirements and $7.6 million of acquisition related one-time expenses.

Liquidity

We had $149.6 million in cash on hand as of June 30, 2012. The Company also paid $3.1 million in principal payments for the term credit facility during the second quarter 2012. During the second quarter, we repurchased 961,692 shares for $37.8 million. The remaining dollar value of shares authorized for purchase under the stock repurchase program was approximately $31.0 million.

Operating Free Cash Flow

Operating free cash flow (“OFCF”) for the quarter was $(3.8) million, a decrease of $5.4 million as compared to the prior-year quarter.

Other Expense

Other expense for the quarter was $3.0 million, a reduction of $3.1 million as compared to other income of $0.1 million in the prior-year quarter. The variance was driven by higher interest expense of $2.5 million as well as negative foreign exchange variance of $0.6 million.

Taxes

Income tax benefit in the quarter was $6.2 million, or a 57.1% effective tax rate, compared to income tax expense of $0.7 million, or a 6.7% rate, in the prior-year quarter. The income tax benefit for the quarter ended June 30, 2012 was due to the beneficial impact of domestic losses at the U.S. tax rate offset by foreign income at lower tax rates.

Net Income (loss) and Diluted Earnings Per Share

Net loss for the quarter ended June 30, 2012 was $4.7 million, compared to net income of $9.8 million during the same period last year.

Earnings (loss) per share for the quarter ended June 30, 2012 was $(0.12) per diluted share compared to $0.29 per diluted share during the same period last year. Excluding the impact of $7.6 million of S1 acquisition related one-time expenses and the impact of $9.6 of million deferred revenue that would have been recognized in the normal course of business by S1 but was not recognized due to GAAP purchase accounting requirements, earnings per share was $0.16 per diluted share.

Weighted Average Shares Outstanding

Total diluted weighted average shares outstanding were 39.3 million for the quarter ended June 30, 2012 as compared to 34.3 million shares outstanding for the quarter ended June 30, 2011. The number of weighted average shares outstanding was increased by 5.8 million due to the issuance of shares related to the acquisition of S1 Corporation. 6.7 million options to purchase shares, restricted share awards, common stock warrants and contingently issuable shares were excluded from the diluted earnings per share computation as their effect would have been anti-dilutive.

-End-

About ACI Worldwide

ACI Worldwide powers electronic payments and banking for more than 1,650 financial institutions, retailers and processors around the world. ACI software enables $12 trillion in payments each day, processing transactions for 14 of the leading global retailers, and 24 of the world’s 25 largest banks. Through our integrated suite of software products and hosted services, we deliver a broad range of solutions for payments processing, card and merchant management, online banking, mobile, branch and voice banking, fraud detection, and trade finance. To learn more about ACI and the reasons why our solutions are trusted globally, please visit www.aciworldwide.com. You can also find us on www.paymentsinsights.com or on Twitter @ACI_Worldwide.

For more information contact:

Tamar Gerber, Vice President, Investor Relations & Financial Communications

ACI Worldwide

+1 402 778 1990

invrel@aciworldwide.com

Non-GAAP Financial Measures

ACI Worldwide, Inc.

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)

(unaudited and in thousands, except per share data)

	FOR THE THREE MONTHS ENDED JUNE 30,
	2012		2012	2011
	GAAP	Adjustments	Non-GAAP	GAAP	$ Diff	% Diff
Revenues: (2)

Total revenues	$149,797	$9,644	$159,441	$113,366	$46,075	41%

Expenses:
Cost of software license fees	5,818	—	5,818	4,136	1,682	41%
Cost of maintenance, services and hosting fees	55,715	—	55,715	31,818	23,897	75%
Research and development	35,027	—	35,027	23,784	11,243	47%
Selling and marketing	23,178	—	23,178	21,791	1,387	6%
General and administrative (3)	28,236	(7,588)	20,648	15,804	4,844	31%
Depreciation and amortization	9,681	—	9,681	5,611	4,070	73%

Total expenses	157,655	(7,588)	150,067	102,944	47,123	46%

Operating income (loss)	(7,858)	17,232	9,374	10,422	(1,048)	-10%
Other income (expense):
Interest income	234	—	234	196	38	19%
Interest expense	(2,875)	—	(2,875)	(374)	(2,501)	669%
Other, net	(347)	—	(347)	260	(607)	-233%

Total other income (expense)	(2,988)	—	(2,988)	82	(3,070)	-3744%

Income (loss) before income taxes	(10,846)	17,232	6,386	10,504	(4,118)	-39%
Income tax expense (4)	(6,195)	6,031	(164)	704	(868)	-123%

Net income (loss)	$(4,651)	$11,201	$6,550	$9,800	$(3,250)	-33%

Depreciation and amortization	13,137	—	13,137	7,303	5,834	80%
Stock-based compensation (5)	3,468	(276)	3,192	2,165	1,027	47%

Adjusted EBITDA	$8,747	$16,956	$25,703	$19,890	$5,813	29%

Earnings (loss) per share information
Weighted average shares outstanding
Basic	39,263	39,263	39,263	33,446
Diluted (6)	39,263	40,839	40,839	34,254
Earnings (loss) per share
Basic	$(0.12)	$0.29	$0.17	$0.29	$(0.13)	-43%
Diluted	$(0.12)	$0.27	$0.16	$0.29	$(0.13)	-44%

(1)	This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for commparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
(2)	Adjustment for $9.6 million of deferred revenue that would have been recognized in the normal course of business by S1 but was not recognized due to GAAP pruchase accounting requirements.
(3)	One-time expense related to the acquistion of S1, including, $3.6 million for employee related actions, $3.1 million for termination of the IBM IT outsourcing agreement and $0.9 million for other professional fees.
(4)	Adjustments tax effected at 35%.
(5)	Accelerated stock compensation expense for terminated employees related to the S1 acquisition.
(6)	Diluted shares in the non-GAAP adjustment column includes dilutive effect of stock options, restricted share awards, and common stock warrants as if the Company had net income for the reported period.

To supplement our financial results presented on a GAAP basis, we use the non-GAAP measure indicated in the tables, which exclude certain business combination accounting entries and expenses related to the acquisition of S1, as well as other significant non-cash expenses such as depreciation, amortization and share-based compensation, that we believe are helpful in understanding our past financial performance and our future results. The presentation of these non-GAAP financial measures should be considered in addition to our GAAP results and are not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business.

•

Non-GAAP revenue, revenue plus deferred revenue that would have been recognized in the normal course of business by S1 if not for GAAP purchase accounting requirements. Non-GAAP revenue should be considered in addition to, rather than as a substitute for, revenue.

•

Non-GAAP operating income, operating income (loss) plus deferred revenue that would have been recognized in the normal course of business by S1 if not for GAAP purchase accounting requirements and one-time expense related to the acquisition of S1. Non-GAAP operating income should be considered in addition to, rather than as a substitute for, operating income.

•

Adjusted EBITDA, which is defined as net income (loss) plus income tax expense, net interest income (expense), net other income (expense), depreciation, amortization and non-cash compensation, as well as deferred revenue that would have been recognized in the normal course of business by S1 if not for GAAP purchase accounting requirements and one-time expense related to the acquisition of S1. Adjusted EBITDA should be considered in addition to, rather than as a substitute for, operating income.

•

ACI is also presenting operating free cash flow, which is defined as net cash provided (used) by operating activities, plus net after-tax payments associated with employee-related actions, net after-tax payments associated with IBM IT outsourcing transition, and less capital expenditures. Operating free cash flow is considered a non-GAAP financial measure as defined by SEC Regulation G. We utilize this non-GAAP financial measure, and believe it is useful to investors, as an indicator of cash flow available for debt repayment and other investing activities, such as capital investments and acquisitions. We utilize operating free cash flow as a further indicator of operating performance and for planning investing activities. Operating free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities. A limitation of operating free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. This measure also does not exclude mandatory debt service obligations and, therefore, does not represent the residual cash flow available for discretionary expenditures. We believe that operating free cash flow is useful to investors to provide disclosures of our operating results on the same basis as that used by our management.

Reconciliation of Operating Free Cash Flow	Quarter Ended June 30,
(millions)	2012	2011
Net cash provided (used) by operating activities	$(5.5)	$7.5
Net after-tax payments associated with employee-related actions	3.9	—
Net after-tax payments associated with S1 related transaction costs	1.1	—
Net after-tax payments associated with IBM IT Outsourcing Transition	0.2	0.2
Less capital expenditures	(3.5)	(6.1)

Operating Free Cash Flow	$(3.8)	$1.6

•

ACI also includes backlog estimates which are all software license fees, maintenance fees and services specified in executed contracts, as well as revenues from assumed contract renewals to the extent that we believe recognition of the related revenue will occur within the corresponding backlog period. We have historically included assumed renewals in backlog estimates based upon automatic renewal provisions in the executed contract and our historic experience with customer renewal rates.

Backlog is considered a non-GAAP financial measure as defined by SEC Regulation G. Our 60-month backlog estimate represents expected revenues from existing customers using the following key assumptions:

•	Maintenance fees are assumed to exist for the duration of the license term for those contracts in which the committed maintenance term is less than the committed license term.

•	License and facilities management arrangements are assumed to renew at the end of their committed term at a rate consistent with our historical experiences.

•	Non-recurring license arrangements are assumed to renew as recurring revenue streams.

•	Foreign currency exchange rates are assumed to remain constant over the 60-month backlog period for those contracts stated in currencies other than the U.S. dollar.

•	Our pricing policies and practices are assumed to remain constant over the 60-month backlog period.

Estimates of future financial results are inherently unreliable. Our backlog estimates require substantial judgment and are based on a number of assumptions as described above. These assumptions may turn out to be inaccurate or wrong, including for reasons outside of management’s control. For example, our customers may attempt to renegotiate or terminate their contracts for a number of reasons, including mergers, changes in their financial condition, or general changes in economic conditions in the customer’s industry or geographic location, or we may experience delays in the development or delivery of products or services specified in customer contracts which may cause the actual renewal rates and amounts to differ from historical experiences. Changes in foreign currency exchange rates may also impact the amount of revenue actually recognized in future periods. Accordingly, there can be no assurance that contracts included in backlog estimates will actually generate the specified revenues or that the actual revenues will be generated within the corresponding 60-month period.

Backlog should be considered in addition to, rather than as a substitute for, reported revenue and deferred revenue.

Forward-Looking Statements

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements in this press release include, but are not limited to, statements regarding: (i) our expectations related to annual cost savings or synergies expected from the S1 acquisition, (ii) our expectation that we will manage to a clean, more profitable 2013 and beyond, and (iii) expectations and assumptions regarding 2012 financial guidance related to revenue, operating income and adjusted EBITDA.

All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in our filings with the Securities and Exchange Commission. Such factors include but are not limited to, risks related to the global financial crisis and the continuing decline in the global economy, restrictions and other financial covenants in our credit facility, volatility and disruption of the capital and credit markets and adverse changes in the global economy, risks related to the expected benefits to be achieved in the transaction with S1, , consolidations and failures in the financial services industry, the accuracy of management’s backlog estimates, the cyclical nature of our revenue and earnings and the accuracy of forecasts due to the concentration of revenue generating activity during the final weeks of each quarter, impairment of our goodwill or intangible assets, exposure to unknown tax liabilities, volatility in our stock price, risks from operating internationally, including fluctuations in currency exchange rates, increased competition, our offshore software development activities, customer reluctance to switch to a new vendor, the performance of our strategic product, BASE24-eps, the maturity of certain products, our strategy to migrate customers to our next generation products, ratable or deferred recognition of certain revenue associated with customer migrations and the maturity of certain of our products, demand for our products, failure to obtain renewals of customer contracts or to obtain such renewals on favorable terms, delay or cancellation of customer projects or inaccurate project completion estimates, business interruptions or failure of our information technology and communication systems, our alliance with International Business Machines Corporation (“IBM”), our outsourcing agreement with IBM, the complexity of our products and services and the risk that they may contain hidden defects or be subjected to security breaches or viruses, compliance of our products with applicable legislation, governmental regulations and industry standards, our compliance with privacy regulations, the protection of our intellectual property in intellectual property litigation, future acquisitions, strategic partnerships and investments and litigation, the risk that expected synergies, operational efficiencies and cost savings from the S1 acquisition may not be fully realized or realized within the expected time frame. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K, Registration Statement on Form S-4, and subsequent reports on Forms 10-Q and 8-K.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited and in thousands, except share and per share amounts)

	June 30, 2012	December 31, 2011
ASSETS
Current assets
Cash and cash equivalents	$149,616	$197,098
Billed receivables, net of allowances of $8,046 and $4,843, respectively	119,708	93,355
Accrued receivables	30,845	6,693
Deferred income taxes, net	39,136	25,944
Recoverable income taxes	9,398	—
Prepaid expenses	15,461	9,454
Other current assets	9,669	9,320

Total current assets	373,833	341,864

Property and equipment, net	38,813	20,479
Software, net	117,648	22,598
Goodwill	480,900	214,144
Other intangible assets, net	128,624	18,343
Deferred income taxes, net	30,383	13,466
Other noncurrent assets	32,798	33,748

TOTAL ASSETS	$1,202,999	$664,642

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$27,238	$11,532
Accrued employee compensation	34,621	27,955
Current portion of Term Credit Facility	15,000	—
Deferred revenue	165,137	132,995
Income taxes payable	—	10,427
Alliance agreement liability	20,667	20,667
Accrued and other current liabilities	29,337	23,481

Total current liabilities	292,000	227,057

Noncurrent liabilities
Deferred revenue	38,723	32,721
Note payable under Term Credit Facility	178,750	—
Note payable under Revolving Credit Facility	170,000	75,000
Other noncurrent liabilities	27,940	12,534

Total liabilities	707,413	347,312

Commitments and contingencies

Stockholders’ equity
Preferred stock; $0.01 par value; 5,000,000 shares authorized; no shares issued and outstanding at June 30, 2012 and December 31, 2011	—	—
Common stock; $0.005 par value; 70,000,000 shares authorized; 46,606,796 and 40,821,516 shares issued at June 30, 2012 and December 31, 2011, respectively	232	204
Common stock warrants	24,003	24,003
Treasury stock, at cost, 7,399,101 and 7,178,427 shares outstanding at June 30, 2012 and December 31, 2011, respectively	(186,977)	(163,411)
Additional paid-in capital	533,149	322,654
Retained earnings	144,668	151,141
Accumulated other comprehensive loss	(19,489)	(17,261)

Total stockholders’ equity	495,586	317,330

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,202,999	$664,642

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in thousands, except per share amounts)

	For the Three Months Ended June 30,
	2012	2011
Revenues:
Software license fees	$36,645	$46,085
Maintenance fees	49,359	37,195
Services	33,888	18,673
Software hosting fees	29,905	11,413

Total revenues	149,797	113,366

Expenses:
Cost of software license fees (1)	5,818	4,136
Cost of maintenance, services and hosting fees (1)	55,715	31,818
Research and development	35,027	23,784
Selling and marketing	23,178	21,791
General and administrative	28,236	15,804
Depreciation and amortization	9,681	5,611

Total expenses	157,655	102,944

Operating income (loss)	(7,858)	10,422
Other income (expense):
Interest income	234	196
Interest expense	(2,875)	(374)
Other, net	(347)	260

Total other income (expense)	(2,988)	82

Income (loss) before income taxes	(10,846)	10,504
Income tax expense (benefit)	(6,195)	704

Net income (loss)	$(4,651)	$9,800

Earnings (loss) per share information
Weighted average shares outstanding
Basic	39,263	33,446
Diluted	39,263	34,254
Earnings (loss) per share
Basic	$(0.12)	$0.29
Diluted	$(0.12)	$0.29

(1)	The cost of software license fees excludes charges for depreciation but includes amortization of purchased and developed software for resale. The cost of maintenance, services and hosting fees excludes charges for depreciation.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in thousands)

	For the Three Months Ended June 30,
	2012	2011
Cash flows from operating activities:
Net income (loss)	$(4,651)	$9,800
Adjustments to reconcile net income to net cash flows from operating activities
Depreciation	3,456	1,845
Amortization	9,682	5,457
Deferred income taxes	(6,242)	3,068
Stock-based compensation expense	3,468	2,164
Excess tax benefit of stock options exercised	(892)	(171)
Other	784	505
Changes in operating assets and liabilities, net of impact of acquisitions:
Billed and accrued receivables, net	(15,284)	(2,966)
Other current and noncurrent assets	4,753	2,697
Accounts payable	3,715	(858)
Accrued employee compensation	556	6,375
Accrued liabilities	(3,097)	(2,090)
Current income taxes	(1,222)	(658)
Deferred revenue	(57)	(13,325)
Other current and noncurrent liabilities	(422)	(4,302)

Net cash flows from operating activities	(5,453)	7,541

Cash flows from investing activities:
Purchases of property and equipment	(2,076)	(2,682)
Purchases of software and distribution rights	(1,396)	(3,444)
Alliance technical enablement expenditures	—	(121)
Acquisition of businesses, net of cash acquired	(4,432)	—
Other	(1,046)	—

Net cash flows from investing activities	(8,950)	(6,247)

Cash flows from financing activities:
Proceeds from issuance of common stock	352	328
Proceeds from exercises of stock options	9,407	593
Excess tax benefit of stock options exercised	892	171
Repurchases of common stock	(37,823)	—
Repurchase of restricted stock for tax withholdings	(127)	(20)
Repayment of term portion of credit agreement	(3,125)	—
Payments on debt and capital leases	(3,782)	(343)

Net cash flows from financing activities	(34,206)	729

Effect of exchange rate fluctuations on cash	(2,855)	(98)

Net increase in cash and cash equivalents	(51,464)	1,925
Cash and cash equivalents, beginning of period	201,080	168,882

Cash and cash equivalents, end of period	$149,616	$170,807